Exhibit 99.H
TRANSFER AGENCY SERVICES AGREEMENT
THIS TRANSFER AGENCY SERVICES AGREEMENT (“Agreement”) is made as of September 28, 2009 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH”) and FaithShares Trust (“the Trust”) a Delaware statutory trust.
WHEREAS, FaithShares Trust (the “Trust”) is an open-end management investment company organized under the laws of the State of Delaware and registered with the U.S. Securities and Exchange Commission (“SEC”) as under the Investment Company Act of 1940 (“1940 Act”), consisting of the series (each a “Fund” and collectively, the “Funds”) set forth in Schedule A, as such Schedule A may be amended from time to time, attached hereto; and
WHEREAS, FaithShares Advisors, LLC (the “Advisor”) serves as investment adviser and administrator to the Trust, and in such capacity has been authorized to engage third parties to provide certain services to the Trust and the Funds; and
WHEREAS, The Trust has requested that BBH provide services to it in accordance with the terms and conditions set forth in this Agreement and the schedule(s) attached hereto (the “Schedule” or “Schedules”; the Agreement and Schedule(s) collectively, the “Agreement”), and BBH is willing to provide such services to the Trust.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1.	Engagement. The Trust hereby engages BBH as its service provider to perform the obligations set forth in this Agreement, and BBH accepts such engagement.

2.	Description of Services. BBH shall perform only those services set forth on a Schedule or Schedules attached hereto (the “Services”), as the same may from time to time be added or amended in a writing signed by both parties to this Agreement and which Services shall be separate and distinct from any other services provided by BBH pursuant to other written or verbal agreements.

3.	Delivery of Documents. The Trust shall deliver, or shall arrange for delivery to BBH of any documentation or information reasonably requested by BBH to enable it to perform the Services or to comply with applicable laws, regulations and standard market practice. The Trust shall be solely responsible for performing all know your customer and anti-money laundering obligations in respect of each authorized participant/authorized purchaser (“KYC/AML duties”). The Trust shall keep and retain all documents related to the KYC/AML duties and shall provide BBH with copies thereof upon request.

4.	Expenses and Compensation. The Trust agrees to pay to the BBH a fee in an amount set forth in the fee schedule as may from time to time be agreed upon in writing by the Trust and BBH. In addition to such fee, BBH shall bill the Trust separately for any out-of-pocket disbursements of BBH. Out-of-pocket disbursements shall include, but shall not be limited to, postage, including courier services; telephone; telecommunications; printing, duplicating and photocopying charges; forms and supplies; filing fees;

reasonable legal expenses; and travel expenses. The foregoing fees and disbursements shall be billed to the Trust by BBH and shall be paid promptly by wire transfer or other appropriate means to BBH.

5.	Representations and Warranties.
(a)	The Trust represents and warrants to BBH that: (i) it has the power and authority to enter into and perform its obligations under this Agreement; (ii) all information and documentation provided by the Trust will comply with applicable laws and regulations, with agreements between the Trust and third parties, and other obligations binding upon the Trust; (iii) the Trust has the authority and applicable licenses to use and distribute any information and documentation it provides to BBH; (iv) the Trust shall use any information provided to it by BBH only for such purpose as may be contemplated under this Agreement and shall not redistribute or share the information with any third party; (v) the Trust has and will maintain rights and licenses to use such information as shall be provided by those sources referenced in Section 7(c) below to BBH, independent of such rights and licenses that BBH shall have to use the same for the provision of Services to the Trust; and (vi) to the extent necessary or appropriate for the performance of the Services the Trust has or will acquire authorization or licenses from applicable third parties including without limitations information sources, clients and regulators.

(b)	BBH represents and warrants to the Trust that: (i) BBH has the right and authority to enter into and perform its obligations under this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by BBH and does not and will not violate any applicable law or conflict with or constitute a default under BBH’s limited partnership agreement or any agreement, instrument, judgment, order or decree to which BBH is a party or by which it is bound; (iii) BBH has in place policies and procedures reasonably designed to ensure compliance with the “Federal Securities Laws” (as such term is defined in Rule 38a-1 under the Investment Company Act of 1940) that are applicable to BBH in its capacity as a service provider to the Trust; (iv) upon reasonable request, and no less frequently than annually, BBH shall provide certifications regarding any material changes to such policies and procedures as well as any “material compliance matters” (as such term is defined in Rule 38a-1 under the Investment Company Act of 1940) to the Trust’s Chief Compliance Officer
6.	Standard of Care and Liability. BBH shall exercise reasonable care in fulfilling its duties hereunder, provided that BBH shall not be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. BBH shall be liable to the Trust to the extent that the damages incurred by it resulted directly from BBH’s negligence, bad faith or willful misconduct in performing the Services and subject to the provisions of Section 7 below.

7.	Limitation of Liability.
(a)	In no event shall BBH be responsible for any indirect, incidental, consequential, or punitive damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder, whether such liability is asserted on the basis of contract, tort or otherwise even if BBH had been advised of the possibility of such damages.

(b)	BBH shall not be held accountable or liable to the Advisor, the Trust, or any third party if BBH is unable to perform its responsibilities in accordance with this Agreement as a result of (i) any errors in the Services based upon or arising out of information received in a timely or untimely manner by BBH from a source which BBH was authorized to rely upon pursuant to a relevant Schedule hereto, (ii) relevant information known to the Trust which would impact the Services but which is not communicated by the Trust or its agent to BBH, or (iii) the suspension, discontinuance or termination of the transmission of information by information providers for any reason, provided BBH shall have made reasonable commercial efforts to procure such transmission. The Trust hereby acknowledges and agrees that BBH shall neither guarantee nor make any warranties whatsoever, with respect to the sources referenced above and to the accuracy or completeness of their information.

(c)	The Trust acknowledges and agrees that nothing herein is intended to diminish the responsibility of third parties, including without limitation, its clients, custodian banks, brokers, and pricing and administrative agents, under their respective contractual and/or business arrangements with the Trust. In no event shall BBH be responsible for any loss, damages, liabilities, expenses, costs or claims incurred by the Trust which are caused by or attributable to the negligent or fraudulent acts or omissions of, and any misinformation provided by any such third party, nor shall BBH be responsible for resolving any errors or other exceptions with respect to information in connection with assets held by the Trust, its agents, custodian banks and other third parties.

(d)	Notwithstanding any provisions herein to the contrary, the Trust agrees that it shall be responsible for providing accurate, reconciled, up-to-date security position files of securities which are not in BBH’s possession as custodian. In the event that the Trust is unable to provide such files, BBH will not be responsible for the calculation and tracking of corporate action entitlements with respect to securities for which BBH did not receive security position file information.

(e)	BBH shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers. BBH shall also incur no liability under this Agreement if BBH or any agent or entity utilized by BBH shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control.

(f)	BBH shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

(g)	The Trust shall review the Services performed by BBH under this Agreement promptly and periodically and shall notify BBH of any improper performance, discrepancy or error therein. Unless the Trust provides written notice of any such discrepancy or error within a reasonable time after such Services are performed, the Services shall be deemed to have met the duties and standards set forth herein.

(h)	Without limiting the generality of any of the foregoing provisions, in no event shall BBH be liable for any taxes, penalties, fines, costs, charges or fees imposed on the Trust or the Advisor in connection with the Services hereunder.

(i)	In no event shall BBH be responsible for providing investment management services or advice or legal advice under this Agreement, nor shall BBH be liable for the investment management services and advice received or given by the Trust or the legal advice received by the Trust from its counsel or other legal counsel.
8.	Indemnity.

The Trust hereby agrees to indemnify, hold harmless and defend BBH and its officers and employees from and against any and all liabilities, actions, losses, claims, demands, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting (i) from a breach of any representation and warranty given by the Trust under Section 5 hereof, or (ii) in connection with or arising out of BBH’s performance of its obligations and duties under this Agreement which are not directly attributable to its willful misconduct, bad faith or negligence. Except for such claims and liabilities that may arise out of the Trust‘s negligence, bad faith or willful misconduct, BBH hereby agrees to indemnify, hold harmless and defend the Advisor and the Trust, and its employees, officers, trustees and agents against all claims or liabilities incurred or assessed against any of them for which BBH is responsible under this Agreement.

9.	Reliance on Instructions.

BBH shall not be liable for, and shall be indemnified by the Trust against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions (as hereinafter defined) or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties.
(a)	Instructions shall mean a written request, direction, instruction or certification signed or initialed on behalf of the Trust or the Advisor by one or more persons as the Trust or the Advisor shall have from time to time authorized (“Authorized Person” or “Authorized Persons”). Authorized Persons may be identified by name, title or position. Telephonic and other oral instructions or instructions given by facsimile transmission may be given by any one of the Authorized Persons. Such instructions shall be considered Instructions if BBH reasonably believes them to have been given by an Authorized Person. In no event shall Instructions be in the form of electronic mail.

(b)	Where Instructions are conveyed through facsimile transmissions, the Trust hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) BBH cannot verify that authorized signatures on facsimile Instructions are original, and (iii) BBH shall not be responsible for losses or expenses incurred through actions taken in reliance on such Instructions. The Trust agrees that such facsimile Instructions shall be conclusive evidence of the Trust‘s Instruction to BBH to act or to omit to act.

(c)	Instructions given orally will be confirmed by written Instructions in the manner set forth above in Section 9(a), including by facsimile, but the lack of such confirmation shall in no way affect any action taken by BBH in reliance upon such oral Instructions. The Trust authorizes BBH to tape record any and all telephonic or other oral Instructions given to BBH by or on behalf of the Trust (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Trust to BBH). The Trust agrees to solicit valid written or other consent from any of its employees in respect to telephonic recordings to the extent such consent is required by applicable law.
10.	Reliance on Opinions of Counsel and Certified Public Accountants.

BBH may consult with its counsel or certified public accountant or the Trust’s counsel or certified public accountant in any case where so doing appears to BBH to be necessary or desirable. BBH shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or certified public accountant or the Trust’s counsel or certified public accountant.

11.	Confidentiality.
(a)	The parties agree that in the course of their dealing in accordance with the terms of this Agreement, they may give each other access to confidential records, proprietary information and internal development materials. For purposes of this Section, the party disclosing proprietary or confidential information is the “Disclosing Party” and the party receiving proprietary or confidential information is the “Receiving Party”. Each party agrees that it will not disclose, duplicate, copy or use any material or information which has or will come into its possession in connection with this Agreement for any purpose other than for the performance in accordance with this Agreement. Each party shall treat as confidential and as proprietary to the other any information which relates to the other party’s research, development, trade secrets and business affairs (including information regarding any party’s customers).

(b)	The obligation to treat such information as proprietary and confidential shall not apply to information which:
(i)	is or becomes publicly available through no fault of the other party;

(ii)	is in the Receiving Party’s possession as of the date of this Agreement provided that it shall not have been obtained from the Disclosing Party;

(iii)	is developed by the Receiving Party outside the scope of any agreement with the Disclosing Party;

(iv)	is obtained lawfully and in good faith by the Receiving Party from a third party free from confidentiality obligations; or

(v)	is required to be disclosed by a court or other governmental authority after reasonable notice is given to the Disclosing Party, if such notice is permissible.
The parties hereby acknowledge that the burden of proving the exceptions set forth in clauses (i)-(v) above resides with the Receiving Party.

(c)	Neither party shall use its access to materials or information of the other party to obtain any information regarding the other party, its operations or its customers, other than that information which it requires to fulfill its obligations under this Agreement. Each party shall take all necessary steps to ensure that its employees adhere to this Section. In addition and unless required by law, no party to this Agreement shall disclose the existence of this Agreement or the matters contemplated herein, except with prior written consent of the non-disclosing party.

(d)	The provisions of this Section 11 shall survive the termination of this Agreement.
12.	Independent Contractor; Subcontracting. BBH and the Trust intend that an independent contractor relationship be created by this Agreement, and nothing herein shall be construed as creating an employer/employee relationship, partnership, joint venture, or other business group or concerted action. BBH at no time shall hold itself out as a subsidiary or affiliate of Trust or the Advisor for any purpose, including reporting to any governmental authority, and shall have no authority to bind the Trust or the Advisor to any obligation.

13.	Use of Parties’ Names. In connection with this Agreement, each party agrees not to use the other party’s name in any form of publicity, or to release to the public any information relating to the Service to be performed hereunder, or to otherwise disclose or advertise that the other party has entered into this Agreement, except with the specific prior approval in writing of the other party.

14.	Nonsolicitation. The Trust and BBH agree not to solicit for hire the employees of the other during the term of this Agreement, or for a period of six (6) months after the termination of this Agreement.

15.	Term and Termination of Agreement.
(a)	This Agreement shall continue in full force and effect until terminated by BBH or the Trust by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than ninety (90) calendar days after the date of such delivery or mailing unless otherwise agreed to between the parties. Notwithstanding the foregoing provision, either party may terminate this Agreement for cause, which termination shall be effective upon receipt of written notice by the non-terminating party. To the extent that an information provider suspends, discontinues or terminates the transmission of information to BBH as contemplated in Section 7(c)(iii), BBH may terminate, with immediate effect, the affected portion(s) of Services. In the event a termination notice is given by a party hereto, all reasonable costs and expenses associated with any required systems, facilities, procedures, personnel and other resource modifications as well as the movement of records and materials and the conversion thereof shall be paid by the Trust for which Services shall cease to be performed hereunder. BBH shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

Notwithstanding the foregoing provisions, this Agreement will terminate automatically in the event that either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect.

(b)	The provisions of this Agreement and any other rights or obligations incurred or accrued by any party hereto, including without limitation any unpaid obligations, the payment of which is contemplated herein or the liability, legal and indemnity obligations set forth hereunder, prior to termination of this Agreement shall survive any termination of this Agreement.

(c)	This Section 15 shall survive any termination of this Agreement, whether for cause or not for cause.
16.	Integration; Amendment; Severability; and Headings.
(a)	This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be waived, amended, modified or terminated, and no addendum to this Agreement shall be or become effective, or be waived, amended, modified or terminated, except by an instrument in writing executed by the party against which enforcement of such waiver, amendment, modification or termination is sought.

(b)	In connection with the operation of this Agreement, the Trust and BBH may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretive or additional provisions made as provided in the proceeding sentence shall be deemed to be an amendment of this Agreement unless in writing and signed by each of the parties hereto.

(c)	In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

(d)	The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.
17.	GOVERNING LAW AND JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY THE LAWS OF, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW OF SUCH STATE. THE PARTIES HERETO IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN.

18.	Notices. Notices and other writings contemplated by this Agreement shall be delivered (i) by hand; (ii) by first class registered or certified mail, postage prepaid, return receipt requested; (iii) by a commercially recognized overnight courier, or (iv) by facsimile transmission, provided that any notice or other writing sent by facsimile transmission shall also be mailed, postage prepaid, to the party to whom such notice is addressed. All such notices shall be addressed, as follows:

If to the Trust:
FaithShares Trust
3555 NW 58th Street, Suite 410
Oklahoma City, OK 73112
Attn: J. Garrett Stevens, CEO
Telephone: (405) 778-8377
Facsimile: (405) 778-8375
If to BBH:
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109
Attn: Office of the General Counsel — Legal
Telephone: (617) 772-1818
Facsimile:

or such other address as the Trust or BBH may designate in writing to the other.

19.	Binding Effect. Each party agrees that only the parties to this Agreement and/or their successors in title shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Trust or other third parties shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

This Agreement shall be binding upon and inure to the benefit of the Trust and BBH and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.

20.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

21.	Exclusivity. The Services furnished by BBH hereunder are not to be deemed exclusive, and BBH shall be free to furnish similar services to others.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.
BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Patricia R. Fallon	By:	/s/ J. Garrett Stevens

	Name: Patricia R. Fallon		Name: J. Garrett Stevens
	Title: Managing Director		Title: CEO

SCHEDULE
SERVICES
Transfer Agency Services
BBH shall perform the following transfer agency services:
I. Issuance and Redemption of aggregations of shares known as Creation Units. It is agreed and understood that the Fund, and BBH on the Fund’s behalf, shall issue and redeem Creation Units, as identified in the Fund’s registration statement, of the Fund to and from such persons as are identified by the Fund as “Authorized Purchasers” or “Authorized Participants.”
A.	Pursuant to such purchase orders that BBH shall receive from SEI Investments Distribution Co. (“Marketing Agent”) and pursuant to the procedures set forth in the Authorized Participant Agreement, BBH shall transfer appropriate trade instructions to the Fund’s custodian, Brown Brothers Harriman & Co. (“Custodian”). Pursuant to such orders BBH will register the appropriate number of book entry only Creation Units in the name of The Depository Trust Company (“DTC”) or its nominee as a unitholder (each a “Authorized Participant”) of the Fund and deliver the Creation Units of the Fund.

B.	Pursuant to such redemption orders that BBH shall receive from the Distributor, SEI Investments Distribution Co., pursuant to the procedures set forth in the Authorized Participant Agreement entered into by the Fund, BBH shall transfer appropriate trade instructions to the Custodian and, pursuant to such orders, redeem the appropriate number of Creation Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Creation Units from the account of the Authorized Participant on the register of the Fund. Included in the delivery to the Authorized Participants is any balancing cash component.

C.	On behalf of the Fund, BBH shall issue Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of Creation Units shall be shown on the records of DTC and DTC Participants and not on any records maintained by BBH. In issuing Creation Units through DTC to an Authorized Participant, BBH shall be entitled to rely upon the latest Instructions that are received from the Distributor.

D.	BBH shall not issue on behalf of the Fund any Creation Units where it has received an Instruction from the Fund or the Marketing Agent or written notification from any federal or state authority that the sale of the Creation Units has been suspended or discontinued, and BBH shall be entitled to rely upon such Instructions or written notification.

E.	Upon the issuance of Creation Units as provided herein, BBH shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Fund or the Marketing Agent in connection with such issuance.

F.	Creation Units may be redeemed in accordance with the procedures set forth in the relevant Authorized Participant Agreement and BBH shall duly process all redemption requests.

G.	BBH will act only upon Instruction from the Fund and/or the Sponsor in addressing any failure in the delivery of cash, securities and/or Units in connection with the issuance and redemption of Fund Units.
II.	Payment of Dividends and Distributions on Fund Units.
A.	As instructed by the Fund, BBH shall prepare and make payments for dividends and distributions declared by the Fund.

B.	The Fund shall promptly after the declaration of any dividend or distribution furnish to BBH a statement signed by an Authorized Person: (i) indicating that dividends have been declared on a specific periodic basis and Instructions for determining the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which unitholders shall be entitled to payment, the total amount payable to the unitholders and the total amount payable to BBH on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution, the date of payment thereof, the record date as of which the unitholders are entitled to payment, and the amount payable per unit to each unitholder as of that date and the total amount payable to BBH on the payment date.

C.	When dividends or distributions have been declared on a specific periodic basis, BBH shall calculate the total dollar amount of the dividend or distribution and notify the Fund of this amount. When instructed by the Fund, BBH shall direct the Custodian to place in a separate cash account maintained by BBH funds equal to the total cash amount of the dividend or distribution to be paid out. Should the Custodian determine that it does not have sufficient cash in the Custody Account to pay the total amount of the dividend or distribution to BBH, BBH shall advise the Fund and/or the Fund shall either adjust the rate of the dividend or distribution or provide additional cash directly to the Custodian for credit to the separate cash account maintained by the Custodian. When instructed by the Fund, BBH shall direct the Custodian to make payment of such dividend or distribution to the account of each unitholder.

D.	Should BBH or the Custodian not receive from the Fund sufficient cash to make payment as provided in the immediately preceding Subsection, BBH shall notify the Fund, and BBH shall withhold payment to the unitholders until sufficient cash is provided to the Custodian and BBH shall not be liable for any claim arising out of such withholding.
III.	Recordkeeping.
A.	BBH shall record the issuance of Fund Creation Baskets and maintain a record of the total number of Fund Creation Baskets that are authorized, issued and outstanding based upon data provided to BBH by the Fund or the Sponsor. BBH shall also provide the Fund on a regular basis with the total number of Fund Units authorized, issued and outstanding; provided however that BBH shall not be responsible for monitoring the issuance of such Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Units.

2

     BBH represents and warrants to the Fund that:
     It is a banking company duly organized and existing and in good standing under the laws of the State of New York.
     It is duly qualified to carry on its business in the State of New York.
     It is empowered under applicable laws and by its Charter and By-Laws to act and enter into and perform this Agreement.
     All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.
     It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
BBH shall record the name and address of the Shareholder, limited to the primary market Authorized Participants and the number of shares of the Fund held by the Shareholder. The Advisor is to provide BBH the appropriate Authorized Participant contact details at the time of execution of the Authorized Participant Agreement.

3